News Release

Release Date:     Wednesday, October 28, 2015

Release Time: At Market Close

Contact:     Eric E. Stickels, President & COO

Phone:     (315) 366-3702

Oneida Financial Corp. Reports 2015 Third quarter Operating Results (unaudited)

Oneida, NY, October 28, 2015 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced third quarter operating results. Net income for the three months ended September 30, 2015 was $824,000 or $0.12 diluted earnings per share, compared to $1.5 million or $0.21 diluted earnings per share, for the three months ended September 30, 2014. The decrease in net income during the current third quarter period is primarily the result of a decrease in net investment gains, an increase in income tax provision and merger-related expenses incurred in connection with our previously announced merger with and into Community Bank System, Inc. which is expected to close during the fourth quarter of 2015. Partially offsetting the decrease in net income for the third quarter of 2015 as compared with the same period last year was an increase in the fair value of our equity investments, an increase in net interest income, an increase in non-interest income and a decrease in provision for loan losses.
Net income for the nine months ended September 30, 2015 was $3.3 million or $0.46 diluted earnings per share, as compared with $4.8 million or $0.69 diluted earnings per share for the same period in 2014. The decrease in net income during the nine months ended September 30, 2015 as compared with the same period last year was primarily the result of merger-related expenses incurred, an increase in income tax provision and a decrease in net investment gains; partially offset by an increase in fair value of our equity investments, a decrease in non-interest expense (excluding merger-related expenses), an increase in net interest income, an increase in non-interest income and a decrease in provision for loan losses.
Key balance sheet changes at September 30, 2015

•
The Bank is categorized as well capitalized at September 30, 2015 with a Tier 1 leverage ratio of 9.37% and a total risk-based capital ratio of 16.96%. The Company’s average equity ratio as a percent of average assets was 11.82% at September 30, 2015 compared to 12.50% at September 30, 2014.

•
Deposit accounts were $707.5 million at September 30, 2015, an increase of $28.3 million from September 30, 2014. The increase in total deposits from September 30, 2014 represents an increase of $8.9 million in retail deposits and further supported by an increase of $19.4 million in municipal deposits over the past twelve months. The increase in deposits was held in cash equivalents and invested in loans receivable.

•
Net loans receivable totaled $397.0 million at September 30, 2015 compared to $355.7 million at September 30, 2014. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $7.9 million in newly originated fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended September 30, 2015.

•
Investment and mortgage-backed securities totaled $254.2 million at September 30, 2015, a decrease of $40.4 million from September 30, 2014. The decrease in investment and mortgage-backed securities is primarily the result of the Company’s strategy to hold a higher level of cash and cash equivalents given the increase in deposits over the trailing twelve months and to support loan origination activities.

•	There were no borrowings outstanding at September 30, 2015 and September 30, 2014.

•
Total equity at September 30, 2015 was $97.1 million, an increase of $2.2 million from September 30, 2014. The change in total equity is the result of the contribution of earnings combined with net positive valuation adjustments made for the Company's available for sale investment and mortgage-backed securities over the trailing twelve months, partially offset by the declaration of cash dividends during the trailing twelve month period.

Key operating items for third quarter 2015 include:

•
Net interest income was $5.1 million for the three months ended September 30, 2015 compared to $5.0 million for the three months ended September 30, 2014. Net interest margin was 2.84% for the third quarter of 2015 compared to 3.02% for the third quarter of 2014.

•
Non-interest income was $7.8 million for the three months ended September 30, 2015 compared to $7.6 million for the three months ended September 30, 2014. Revenue derived from the Company’s insurance and other non-banking operations increased to $6.6 million in the third quarter of 2015 compared to $6.4 million in the comparable 2014 period.

•
Net investment losses were $84,000 for the three months ended September 30, 2015 as compared with net investment gains of $2.0 million for the three months ended September 30, 2014. The investment gains recorded in the third quarter of 2014 represents the sale of the Company’s remaining trust preferred securities that were sold at a market price significantly higher than the previously impaired book value of the securities.

•
An increase in the fair value of trading (equity) securities of $36,000 was recognized for the three months ended September 30, 2015 compared to a decrease in fair value of $1.5 million for the three months ended September 30, 2014.

•
Non-interest expense increased to $11.6 million for the three months ended September 30, 2015 compared to $11.0 million for the comparable period in 2014. This increase is primarily the result of $401,000 in merger-related expenses recognized during the current quarter.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “We would like to thank our stockholders, customers, communities and employees for their continued support as we work toward the successful completion of our announced merger with Community Bank System.” Kallet continued, “Our financial results continue to demonstrate the exceptional performance of Oneida Financial Corp. accomplished through our integrated community banking and diversified financial services model. Excluding merger-related expenses recorded in the second and third quarters of 2015, the Company is again reporting near record year-to-date earnings.” Kallet stated, “Earlier this year our stockholders approved the merger with Community Bank System, Inc. pending receipt of various regulatory approvals expected in the fourth quarter of this year.” Under the terms of the agreement, shareholders of Oneida Financial Corp. can elect to receive either 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they hold, subject to an overall 60% stock and 40% cash split. Kallet concluded, “Community Bank System has an impressive history of creating shareholder value through both earnings and dividend growth and we look forward to combining our shared cultures and record of exceptional service and support to our communities.”
Net Interest Income and Margin
Third quarter 2015 compared with third quarter 2014
Net interest income was $5.1 million for the three months ended September 30, 2015, an increase of $61,000 from the third quarter of 2014. The net interest margin was 2.84% for the third quarter of 2015, compared to 3.02% for the third quarter of 2014. The increase in net interest income is primarily the result of an increase in average interest-earning assets of $48.5 million partially offset by a decrease in the yield on interest-earning assets of 26 basis points to 3.15%. The average balance of interest-bearing liabilities increased $43.2 million with the average cost of interest-bearing liabilities decreasing by 11 basis points to 0.35% for the third quarter of 2015 as compared to 0.46% for the third quarter of 2014.
Third quarter 2015 compared with linked quarter ended June 30, 2015
Net interest income for the three months ended September 30, 2015 decreased $51,000 from the three months ended June 30, 2015. The decrease in net interest income is primarily the result of a decrease in average interest-earning assets of $49.7 million from the quarter ended June 30, 2015 partially offset by an increase of 15 basis points in the yield on average interest-earning assets. The average interest-bearing liabilities decreased $50.8 million during the three months ended September 30, 2015 as compared with the linked quarter, while the cost of interest-bearing liabilities decreased 1 basis point from 0.36% during the second quarter of 2015 to 0.35% during the third quarter of 2015.
Year-to-date comparison 2015 to 2014
On a full year-to-date basis, net interest income has increased $563,000 for the nine months ended September 30, 2015, as compared to the same period in 2014. The increase in net interest income is primarily the result of an increase of $63.9 million in average interest-earning assets partially offset by decrease in net interest margin of 16 basis points to 2.80% for nine months ended September 30, 2015 from 2.96% for the same period in 2014. The average interest-bearing liabilities increased $52.7 million during the nine months ended September 30, 2015 as compared with the same period last year, while the cost of interest-bearing liabilities decreased 9 basis points from 0.46% during the nine months ended September 30, 2014 to 0.37% during the nine months ended September 30, 2015.
Provision for Loan Losses
Third quarter 2015 compared with third quarter 2014
During the third quarter of 2015, the Company made no provision for loan losses as compared with a $270,000 provision for loan losses during the third quarter of 2014. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Non-performing loans as a percentage of total loans was 0.08% at September 30, 2015 as compared with 0.17% at September 30, 2014. The ratio of the allowance for loan losses to loans receivable was 0.87% at September 30, 2015 compared to 0.98% at September 30, 2014. Net charge-offs during the current quarter were 0.00% of average loans receivable as compared with net charge-offs of 0.01% of average loans receivable in the same period last year.
Third quarter 2015 compared with linked quarter ended June 30, 2015
Similar to the linked quarter there was no provision for loan losses during the third quarter of 2015. The absence of a provision for loan losses in both quarters of 2015 is primarily the result of the continued low level of nonperforming loans and a decrease in net loan charge-offs. Non-performing loans to total loans were 0.08% at September 30, 2015 as compared with 0.09% at June 30, 2015. The ratio of the allowance for loan losses to loans receivable was 0.87% at September 30, 2015 compared to 0.88% at June 30, 2015.
Year-to-date comparison 2015 to 2014
The absence of provision for loan losses for the nine months ended September 30, 2015 as compared to $470,000 in the same period of 2014. Net charge-offs have totaled $60,000 for the nine months ended September 30, 2015 as compared with net charge-offs of $89,000 for the same period last year.
Non-interest Income
Third quarter 2015 compared with third quarter 2014
Non-interest income totaled $7.8 million for the third quarter of 2015, an increase of $218,000 from $7.6 million in the third quarter of 2014. The increase in non-interest income was primarily due to an increase in commissions and fees on the sales of non-banking products through the Bank’s insurance and financial service subsidiaries of $257,000 to $6.6 million for the three months ended September 30, 2015 as compared with $6.4 million during the same period of 2014.

Third quarter 2015 compared with linked quarter ended June 30, 2015
Non-interest income decreased $353,000 from $8.1 million on a linked-quarter basis. The decrease is primarily due to a decrease in commissions and fees on the sales of non-bank products in the third quarter of 2015 of $314,000 to $6.6 million as compared with $6.9 million in the second quarter of 2015.
Year-to-date comparison 2015 to 2014
Non-interest income totaled $24.4 million for the nine months ended September 30, 2015 as compared with $23.9 million in the same period of 2014. For the nine months ended September 30, 2015 commissions and fees on the sales of non-bank products increased $833,000 from the same period in 2014. Other revenue from operations decreased $296,000 in the nine months ended September 30, 2015 as compared with the same period in 2014; reflecting the receipt during the third quarter of 2014 of $614,000 from the proceeds of a bank-owned life insurance policy partially offset by a partial recovery of a previously charged off asset in the amount of $316,000 received during the first quarter of 2015. Service charges on deposit accounts decreased $29,000 for the nine months ended September 30, 2015 as compared with the same period in 2014.
Net Investment (Losses) Gains
Third quarter 2015 compared with third quarter 2014
Net investment losses of $84,000 were recorded in the third quarter of 2015 compared with net investment gains of $2.0 million in the third quarter of 2014. The investment gains recorded in the third quarter of 2014 represents the sale of the Company’s remaining trust preferred securities that were sold at a market price significantly higher than the previously impaired book value of the securities.
Third quarter 2015 compared with linked quarter ended June 30, 2015
During the linked quarter ended June 30, 2015, the Company realized net investment gains of $76,000 as compared with $84,000 in net investment losses in the three months ended September 30, 2015.
Year-to-date comparison 2015 to 2014
For the nine months ended September 30, 2015, the Company has recorded net investment gains of $138,000 as compared with net investment gains of $2.1 million during the nine months ended September 30, 2014. The sale of our remaining trust preferred securities and the resulting recapture of impairment charges recorded in fiscal years prior to 2014 represents most of the net investment gains during the 2014 period.
Change in the Fair Value of Investments
Third quarter 2015 compared with third quarter 2014
The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended September 30, 2015, the fair value of the Company’s trading securities increased $36,000 as compared with a decrease of $1.5 million in the third quarter of 2014. During the third quarter of 2015 the Company sold $1.3 million of our trading securities including all of our Freddie Mac preferred stock.
Third quarter 2015 compared with linked quarter ended June 30, 2015
During the linked quarter ended June 30, 2015, the Company recorded a $220,000 decrease in fair value of the Company’s trading securities at the end of the second quarter of 2015 as compared with the fair value at the end of the first quarter of 2015.
Year-to-date comparison 2015 to 2014
For the nine months ended September 30, 2015, a positive net fair value adjustment of $58,000 reflects the increase in market value of the Bank’s trading securities at September 30, 2015 as compared with year-end 2014. This compares with a net decrease in the fair value for the same 2014 period of $684,000.
Non-interest Expense

Third quarter 2015 compared with third quarter 2014
Non-interest expense was $11.6 million for the three months ended September 30, 2015 as compared with $11.0 million during the third quarter of 2014. The increase in non-interest expense was primarily due to recording $401,000 in merger-related expenses during the current quarter in connection with the previously announced merger with Community Bank System, Inc. which is expected to close during the fourth quarter of 2015. Also contributing to the increase in non-interest expense is an increase in equipment and net occupancy costs of $212,000 as compared with the third quarter of 2014. This increase is reflective of occupancy expenses related to a new building for our Syracuse-based insurance and financial services businesses. These increased expenses were partially offset by a decrease in compensation and employee benefits of $106,000 during the third quarter of 2015 as compared with the same period in 2014.
Third quarter 2015 compared with linked quarter ended June 30, 2015
Non-interest expense decreased $787,000 in the third quarter of 2015 as compared with the linked prior quarter. The decrease in noninterest expense was due to the recognition of merger-related expenses of $1.3 million during the second quarter of 2015 as compared with $401,000 in merger-related expenses in the current quarter.
Year-to-date comparison 2015 to 2014
Non-interest expense totaled $35.3 million for the nine months ended September 30, 2015 as compared with $33.3 million in the same period of 2014. The increase in non-interest expense is primarily the result of the recognition of merger-related expenses of $1.7 million during the first half of 2015 as compared with the same period in 2014.
Income Taxes
The Company’s effective tax rate was 34.1% for the third quarter of 2015 as compared with an effective tax rate of 20% for the third quarter of 2014. For the linked quarter ended June 30, 2015, the Company’s effective tax rate was 38.7%. The decrease in the effective tax rate in the current period as compared with the linked quarter is reflective of the overall tax rate expected to be recognized for the full year. For the nine months ended September 30, 2015 the Company’s effective tax rate was 29.8% as compared with an effective tax rate was 24.8% during the prior nine months ended September 30, 2014.
About Oneida Financial Corp.
The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates twelve banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
All financial information provided at and for the quarter ended September 30, 2015 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(in thousands except per share data)	2015	2015	2015	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$815,766	$849,570	$881,966	$798,169	$786,768
Cash and cash equivalents	70,612	84,438	105,929	31,075	44,341
Loans receivable, net	396,982	391,019	379,937	367,859	355,685
Mortgage-backed securities	102,543	108,189	115,407	115,911	110,462
Investment securities	151,679	169,734	188,851	189,818	184,122
Trading securities	2,567	3,922	4,142	3,900	4,379
Goodwill and other intangibles	26,107	26,165	26,223	26,288	26,360
Interest bearing deposits	599,847	645,415	679,167	603,482	586,191
Non-interest bearing deposits	107,695	95,983	92,323	85,688	93,077
Borrowings	0	0	0	0	0
Total equity	97,118	96,409	97,613	95,773	94,857

Book value per share
(end of period)	$13.94	$13.85	$14.06	$13.81	$13.70
Tangible value per share
(end of period)	$10.20	$10.09	$10.28	$10.02	$9.89

	Quarter Ended		Year to Date
Selected Operating Data:	Sep 30,	Sep 30,	Sep 30,	Sep 30,
(in thousands except per share data)	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$ 3,993	$ 3,767	11,791	$ 11,117
Interest and dividends
on investments	1,615	1,909	5,283	5,695
Interest on fed funds	17	4	54	16
Total interest income	5,625	5,680	17,128	16,828
Interest expense:
Interest on deposits	539	645	1,731	1,952
Interest on borrowings	0	10	1	43
Total interest expense	539	655	1,732	1,995
Net interest income	5,086	5,025	15,396	14,833
Provision for loan losses	0	270	0	470
Net interest income after
provision for loan losses	5,086	4,755	15,396	14,363
Net investment (losses) gains	(84)	2,044	138	2,116
Change in fair value of investments	36	(1,507)	58	(684)
Non-interest income:
Service charges on deposit accts	705	724	2,089	2,118
Commissions and fees on sales
of non-banking products	6,632	6,375	20,599	19,766
Other revenue from operations	439	459	1,712	2,008
Total non-interest income	7,776	7,558	24,400	23,892
Non-interest expense:
Salaries and employee benefits	7,258	7,364	21,842	21,864
Equipment and net occupancy	1,468	1,256	4,077	3,806
Intangible amortization	58	72	181	222
Merger related expenses	401	0	1,658	0
Other costs of operations	2,379	2,333	7,580	7,369
Total non-interest expense	11,564	11,025	35,338	33,261
Income before income taxes	1,250	1,825	4,654	6,426
Income tax provision	426	365	1,167	1,593
Net income	$ 824	$ 1,460	$ 3,487	$ 4,833
Net income per common
share ( EPS - Basic )	$0.12	$0.21	$0.47	$0.69
Net income per common
share ( EPS - Diluted)	$0.12	$0.21	$0.46	$0.69
Cash dividends paid	$0.12	$0.12	$0.36	$0.36

	Third	Second	First	Fourth	Third
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2015	2015	2015	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$ 3,993	$ 3,967	$ 3,831	$ 3,811	$ 3,767
Interest and dividends
on investments	1,615	1,738	1,929	1,908	1,909
Interest on fed funds	17	27	11	9	4
Total interest income	5,625	5,732	5,771	5,728	5,680
Interest expense:
Interest on deposits	539	595	597	638	645
Interest on borrowings	0	0	1	1	10
Total interest expense	539	595	598	639	655
Net interest income	5,086	5,137	5,173	5,089	5,025
Provision for loan losses	0	0	0	30	270
Net interest income after
provision for loan losses	5,086	5,137	5,173	5,059	4,755
Net investment (losses) gains	(84)	76	146	335	2,044
Change in fair value of investments	36	(220)	242	(479)	(1,507)
Non-interest income:
Service charges on deposit accts	705	697	686	713	724
Commissions and fees on sales
of non-banking products	6,632	6,946	7,022	6,875	6,375
Other revenue from operations	439	486	788	575	459
Total non-interest income	7,776	8,129	8,496	8,163	7,558
Non-interest expense:
Salaries and employee benefits	7,258	7,117	7,467	8,952	7,364
Equipment and net occupancy	1,468	1,319	1,290	1,269	1,256
Intangible amortization	58	58	65	72	72
Merger related expenses	401	1,257	0	0	0
Other costs of operations	2,379	2,600	2,601	2,623	2,333
Total non-interest expense	11,564	12,351	11,423	12,916	11,025
Income before income taxes	1,250	771	2,634	162	1,825
Income tax provision (benefit)	426	298	663	(132)	365
Net income	$ 824	$ 473	$ 1,971	$ 294	$ 1,460
Net income per common
share ( EPS - Basic )	$0.12	$0.07	$0.28	$0.04	$0.21
Net income per common
share ( EPS - Diluted)	$0.12	$0.07	$0.28	$0.04	$0.21
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

At	At	At	At	At
Selected Financial Ratios (1)	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
and Other Data	2015	2015	2015	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.40%	0.22%	0.96%	0.15%	0.76%
Return on average equity	3.39%	1.91%	8.14%	1.23%	6.06%
Return on average tangible equity	4.64%	2.60%	11.16%	1.70%	8.34%
Interest rate spread (2)	2.80%	2.64%	2.82%	2.89%	2.95%
Net interest margin (3)	2.84%	2.69%	2.88%	2.95%	3.02%
Efficiency ratio (4)	89.46%	92.67%	83.09%	96.92%	87.05%
Non-interest income to average assets	3.78%	3.74%	4.12%	4.11%	3.92%
Non-interest expense to average assets	5.63%	5.68%	5.55%	6.51%	5.72%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	117.23%	115.74%	116.95%	117.00%	117.62%
Average equity to average total assets	11.82%	11.38%	11.76%	12.05%	12.50%
Equity to total assets (end of period)	11.91%	11.35%	11.07%	12.00%	12.06%
Tangible equity to tangible assets	8.99%	8.53%	8.34%	9.00%	9.01%

Asset Quality Ratios:
Nonperforming assets to
total assets	0.04%	0.05%	0.07%	0.07%	0.11%
Nonperforming loans to
total loans	0.08%	0.09%	0.10%	0.08%	0.17%
Net charge-offs to average loans	0.00%	0.01%	0.00%	0.01%	0.01%
Allowance for loan losses to
loans receivable	0.87%	0.88%	0.92%	0.95%	0.98%
Allowance for loan losses to
nonperforming loans	1039.88%	942.51%	955.46%	1144.44%	575.12%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	16.96%	15.87%	15.92%	16.54%	16.90%
Tier 1 capital
to risk weighted assets	16.21%	15.15%	15.20%	15.77%	16.11%
Tier 1 capital
to average assets	9.37%	8.66%	9.32%	9.36%	9.57%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net investment gains (losses) and changes in the fair value of trading securities.